Amendment No. 4 to Rights Agreement


     This Amendment No. 4 to Rights Agreement ("Amendment") is made and entered into as of this 2nd day of October, 2000 by and between Robinson Nugent, Inc., an Indiana corporation (the "Company"), and Harris Trust and Savings Bank (the "Rights Agent").

                                   WITNESSETH:

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of April 21, 1988, as amended by Amendment No. 1, dated September 26, 1991, Amendment No. 2, dated June 11, 1992 and Amendment No. 3, dated February 11, 1998 (the "Rights Agreement");

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with Section 27 thereof;

     WHEREAS, the Company and the Rights Agent desire to further amend the Rights Agreement; and

     WHEREAS, all acts and things necessary to make this Amendment valid and enforceable have been performed and completed.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties agree that the Rights Agreement is hereby amended as follows:

     1. Section 1.A of the Rights Agreement is hereby amended to read in its entirety as follows:

          "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding, without the prior approval of at least two-thirds of the Disinterested Directors, and in any event at least one Disinterested Director, but shall not include (i) any Subsidiary of the Company,
          (ii) any employee benefit plan of the Company or of any of its Subsidiaries, (iii) any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan, (iv) any Person who inadvertently becomes an Acquiring Person if such Person promptly notifies the Board of Directors after discovering that such Person did become an Acquiring Person inadvertently and, if within 2 days after such notification such Person reduces its Beneficial Ownership of outstanding Common Shares of the Company to the extent such person would not be an Acquiring Person, or (v) the 3M Shareholder (as such term is hereinafter defined), unless the 3M Shareholder subsequently becomes the Beneficial Owner of more than the Grandfathered Amount (as such term is hereinafter defined) of Common Shares.

     2. Section 1.HH of the Rights Agreement is hereby amended to read in its entirety as follows:

          "Triggering Event" shall mean the following event:

          Without the prior approval of at least two-thirds of the Disinterested Directors, and in any event at least one Disinterested Director, any Person (other than (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any of its Subsidiaries (iv) any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan or (v) the 3M Shareholder (as such term is hereinafter defined), unless the 3M Shareholder subsequently becomes the Beneficial Owner of more than the Grandfathered Amount (as such term is hereinafter defined) of Common Shares) alone or together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of 20% or more of the Common Shares then outstanding.

     3. Section 1 of the Rights Agreement is hereby amended so to add thereto the following paragraphs:

          JJ. "3M" shall mean Minnesota Mining and Manufacturing Company, a Delaware corporation.

          KK. "3M Shareholder" shall mean Minnesota Mining and Manufacturing Company and its respective Affiliates, Associates, successors and assigns.

          LL. "Grandfathered Amount" shall mean, with respect to the 3M Shareholder, as of any date, an amount (appropriately adjusted for any stock split, reverse split, stock dividend (including any distribution of securities convertible into Common Shares of the Company), reorganization, recapitalization or any other action by the Company with respect to the Common Shares) equal to the sum of (i) all Common Shares of the Company beneficially owned by the 3M Shareholder as of October 2, 2000 including, but not limited to, shares subject to the Voting and Stock Option Agreement, dated as of October 2, 2000, by and among 3M, the Company and the Company shareholders listed therein, (ii) all Common Shares the 3M Shareholder becomes the Beneficial Owner of after October 2, 2000, pursuant to, and in accordance with the terms of, the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 2, 2000, by and among the Company, 3M and Barbados Acquisition, Inc., an Indiana Corporation and wholly owned subsidiary of 3M, (iii) all Common Shares of the Company beneficially owned by and of 3M's pension or other related employee benefit plans as a result of purchases by independent third-party managers and (iv) 52,500 shares.

     4. Section 27 of the Rights Agreement is hereby amended to read in its entirety as follows:

          Section 27. Supplements and Amendments. At any time prior to the Distribution Date and subject to the second to the last sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Rights Agreement without the approval of any holder of the Rights (including, without limitation, the time when the Distribution Date shall occur). From and after the Distribution Date and subject to applicable law, the Company and the Rights Agent shall, if the Company so directs, amend this Rights Agreement without the approval of any holders of Right Certificates [i] to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Rights Agreement or [ii] to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that a proposed supplement or amendment to this Rights Agreement is in compliance with the provisions of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Rights Agreement to the contrary [1] at any time that there shall be an Acquiring Person, this Rights Agreement may be supplemented or amended only if a majority of the Disinterested Directors then in office determine that such supplement or amendment is in their judgment in the best interest of the Company and its stockholders, [2] no supplement or amendment to this Rights Agreement shall be made which reduces the Redemption Price, or provides for an earlier Expiration Date and [3] the Company shall not amend, modify or supplement any provision of this Rights Agreement which adversely affects the rights and benefits of the 3M Shareholder under any such provision in any such case without prior written consent of the 3M Shareholder. It is understood and agreed that the 3M Shareholder is a third party beneficiary to this Rights Agreement and may enforce the provisions of this Section as if it were a party to the Rights Agreement.

     5. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.


                                      ROBINSON NUGENT, INC.


                                      By:  /s/ Larry W. Burke
                                           -------------------------------------
                                           Larry W. Burke, President


                                      HARRIS TRUST AND SAVINGS BANK


                                      By:  /s/ Blanche O. Hurt
                                           -------------------------------------
                                      Name:   Blanche O. Hurt
                                      Title:  Vice President and Senior Counsel

                                   CERTIFICATE

     The undersigned, the Secretary of Robinson Nugent, Inc., an Indiana corporation (the "Corporation"), hereby certifies to Harris Trust and Savings Bank (the "Rights Agent"), as follows:

     1. Amendment No. 4 to Rights Agreement, a copy of which is attached hereto as Exhibit A (the "Amendment"), was approved and adopted by the Board of Directors of the Corporation at a meeting held on October 2, 2000.

     2. The Amendment is in compliance with the provisions of Section 27 of the Rights Agreement dated April 21, 1988, as amended, between the Corporation and the Rights Agent.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 2nd day of October, 2000.


                                            /s/ Richard L. Mattox
                                            ------------------------------------
                                            Richard L. Mattox, Secretary